Exhibit 5.2

555 Eleventh Street, N.W., Suite 1000
Washington, D.C. 20004-1304
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www.lw.com
FIRM / AFFILIATE OFFICES
	Austin	Milan
	Beijing	Munich
	Boston	New York
	Brussels	Orange County
	Chicago	Paris
February 23, 2026	Dubai	Riyadh
	Düsseldorf	San Diego
	Frankfurt	San Francisco
	Hamburg	Seoul
	Hong Kong	Silicon Valley
Regency Centers Corporation	Houston	Singapore
Regency Centers, L.P.	London	Tel Aviv
One Independent Drive, Suite 114	Los Angeles	Tokyo
Jacksonville, Florida 32202	Madrid	Washington, D.C.

Re: Registration Statement Nos. 333-293495 and 333-293495-01; $450,000,000 Aggregate Principal Amount of 4.50% Senior Notes due 2033

To the addressees set forth above:

We have acted as special counsel to Regency Centers, L.P., a Delaware limited partnership (the “Partnership”), in connection with the issuance by the Partnership of $450,000,000 aggregate principal amount of 4.50% Senior Notes due 2033 (the “Notes”) and the guarantee of the Notes (the “Guarantee”) by Regency Centers Corporation, a Florida corporation, (the “Guarantor”), pursuant to an indenture, dated December 5, 2001 (the “Base Indenture”), as supplemented by the First Supplemental Indenture, dated as of June 5, 2007, the Second Supplemental Indenture, dated as of June 2, 2010, the Third Supplemental Indenture, dated as of August 17, 2015, the Fourth Supplemental, dated as of January 26, 2017, the Fifth Supplemental Indenture, dated as of March 6, 2019, the Sixth Supplemental Indenture, dated as of May 13, 2020, and the Seventh Supplemental Indenture, dated as of January 18, 2024 (collectively, the “Supplemental Indentures” and together with the Base Indenture, the “Indenture”) among the Partnership, the Guarantor and U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association, as trustee (the “Trustee”), and the officers’ certificate, dated the date hereof, establishing the form and terms of the Notes and Guarantee pursuant to the Indenture (the “Officers’ Certificate”), and pursuant to (i) a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on February 17, 2026 (Registration Nos. 333-293495 and 333-293495-01) (, as amended, the “Registration Statement”), (ii) a base prospectus, dated February 17, 2026, included as part of the Registration Statement (the “Base Prospectus”), (iii) a preliminary prospectus supplement, dated February 18, 2026, filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Preliminary Prospectus”), (iv) each document that the Partnership has identified as an “issuer free writing prospectus” (as defined in Rules 433 and 405 under the Act), (v) a prospectus supplement, dated February 18, 2026, filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”), and (vi) an

February 23, 2026

underwriting agreement, dated February 18, 2026, among BofA Securities, Inc., as representative of the several Underwriters named in the underwriting agreement, the Partnership and the Guarantor (the “Underwriting Agreement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issue of the Notes and the Guarantee.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Partnership, the Guarantor and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York and the Delaware Revised Uniform Limited Partnership Act (“DRULPA”), and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state. Various issues pertaining to Florida law are addressed in the opinion of Foley & Lardner LLP, dated the date hereof, separately provided to you. We express no opinion with respect to those matters, and to the extent elements of those opinions are necessary to the conclusions expressed herein, we have, with your consent, assumed such matters.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Notes have been duly executed, issued, and authenticated in accordance with the terms of the Indenture and delivered against payment therefor in the circumstances contemplated by the Underwriting Agreement, the Notes will have been duly authorized by all necessary limited partnership action of the Partnership and the Notes and the Guarantee will be legally valid and binding obligations of the Partnership and the Guarantor, respectively, enforceable against the Partnership and the Guarantor in accordance with their respective terms.

Our opinion is subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) (a) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), (b) concepts of materiality, reasonableness, good faith and fair dealing, and (c) the discretion of the court before which a proceeding is brought; and (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy.

We express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (c) the waiver of rights or defenses contained in Section 5.15 of the Base Indenture; (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy; (e) any

February 23, 2026

provision permitting, upon acceleration of the Notes, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon; (f) any provision to the extent it requires that a claim with respect to the Notes (or a judgment in respect of such a claim) be converted into U.S. dollars at a rate of exchange at a particular date, to the extent applicable law otherwise provides; (g) provisions purporting to make a guarantor primarily liable rather than as a surety and provisions purporting to waive modifications of any guaranteed obligation to the extent such modification constitutes a novation; (h) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights; (i) waivers of broadly or vaguely stated rights; (j) covenants not to compete; (k) provisions for exclusivity, election or cumulation of rights or remedies; (l) provisions authorizing or validating conclusive or discretionary determinations; (m) grants of setoff rights; (n) proxies, powers and trusts; (o) provisions prohibiting, restricting or requiring consent to assignment or transfer of any agreement, right or property; (p) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed (a) that the Indenture, the Guarantee, and the Notes (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto other than the Partnership, (b) that the Documents constitute legally valid and binding obligations of the parties thereto other than the Partnership and the Guarantor, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Partnership’s and the Guarantor’s Form 8-K dated February 23, 2026 and to the reference to our firm contained in the Prospectus under the heading “Validity of Notes.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP